CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Counsel” in the Statements of Additional Information included in Post-Effective Amendment Nos. 305/310 to the Registration Statement (File Nos. 333-20827 and 811-05518) on Form N-1A of The RBB Fund Inc. under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

April 27, 2023